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                                                                    Exhibit 99.3

[AAI PHARMA LOGO]                                                         NEWS
                                                                       RELEASE

2320 SCIENTIFIC PARK DRIVE
WILMINGTON, NC 28405
PINK SHEETS: AAIIQ.PK

                AAIPHARMA FILES CHAPTER 11 PLAN OF REORGANIZATION

WILMINGTON, N.C., NOVEMBER 7, 2005 -- AAIPharma Inc. (PINK SHEETS:AAIIQ.PK) announced today that the Company and its domestic subsidiaries filed a Plan of Reorganization and corresponding Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. The chapter 11 plan that the company has filed is the product of extensive negotiations among the Company, the Official Committee of Unsecured Creditors and the advisors to an Ad Hoc Committee of the Company's Secured Noteholders. The Plan has the support of the Official Committee of Unsecured Creditors and based upon discussions with the advisors to the Ad Hoc Committee, the Company believes that the Ad Hoc Committee will support the chapter 11 plan. These committees represent the company's key creditor constituencies. AAIPharma and its domestic subsidiaries filed for chapter 11 bankruptcy protection on May 10, 2005, and successfully completed the sale of substantially all of the assets of the Company's Pharmaceuticals Division on July 25, 2005.

"AAIPharma is making important strides in re-positioning the Company as an innovative and premier provider of development services to customers seeking increased R&D productivity and tailored solutions to their development challenges," stated Dr. Ludo J. Reynders, President and CEO of AAIPharma. "We believe that we have made the difficult but necessary decisions to create a stronger capital structure to help ensure that AAIPharma will have the financial strength and flexibility to grow and prosper. The filing of our chapter 11 plan is a significant milestone in our bankruptcy case, and we are extremely pleased with the level of support from our key creditor constituencies for our chapter 11 plan. The support that we receive from these constituencies will help us to proceed as expeditiously as possible through the balance of this process."

A hearing on the adequacy of the Disclosure Statement has been scheduled to commence on December 2, 2005. Court approval of the Disclosure Statement is necessary to allow AAIPharma to begin soliciting acceptances of the plan. Consummation of the plan is subject to a number of conditions, including, among others, acceptance by the requisite creditors and a determination by the Bankruptcy Court that the Plan complies with the confirmation requirements of the Bankruptcy Code.

ABOUT AAIPHARMA

AAIPharma Inc. is a global provider of product development and support services to the pharmaceutical, biotechnology, and medical device industries. From a single test through a

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range of integrated service offerings, we create value to an industry in search of productivity and innovation. For more information on the Company, please visit AAIPharma's website at www.aaipharma.com.

FORWARD LOOKING STATEMENTS

Information in this press release contains certain "forward-looking statements" under the federal securities laws. The "forward-looking statements" herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties relating to the approval of the Chapter 11 plan as filed by AAIPharma, including the timing of any such approval, the effect on the likelihood and timing of emergence from bankruptcy proceedings, and any modifications to the Chapter 11 plan effected to permit necessary approval.

CONTACTS:
Matt Czajkowski                                          Luke Heagle
Chief Administrative Officer and                         Corporate Communication
Chief Financial Officer                                  910-254-7000
910-254-7000

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